Safehold

Press Release

Safehold Reports Third Quarter 2025 Results

NEW YORK, November 5, 2025

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2025.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investors" section.

Highlights from the earnings announcement include:

- Q3'25 revenue was $96.2 million
- Q3'25 net income attributable to common shareholders was $29.3 million
- Q3'25 earnings per share was $0.41
- Closed $42 million of ground lease originations in Q3'25[1] and closed $34 million of ground lease originations to date in Q4'25[1]

"Safehold delivered a solid quarter, highlighted by earnings growth and steady transaction activity," said Jay Sugarman, Chairman and Chief Executive Officer. "We're pleased to see our repeat customer business growing consistently, and we remain focused on delivering efficient capital for customers and favorable risk-adjusted returns for shareholders."

The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET on Wednesday, November 5, 2025. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial in information listed below:

[1]Includes Safehold's $9m and $29m forward commitments for the Ground Leases new originations in Q3'25 and Q4'25 quarter-to-date, respectively, that have not yet been funded (such funding commitments are subject to certain conditions). There can be no assurance Safehold will fully fund these transactions.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Dial-In:	877.545.0523
International:	973.528.0016
Access Code:	946297

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 8:00 p.m. ET on November 5, 2025 through 12:00 a.m. ET on November 19, 2025 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	53142

• • •

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann
Senior Vice President
Head of Corporate Finance
T 212.930.9400
E investors@safeholdinc.com